Exhibit 99.1

Shuttle Pharmaceuticals Completes Manufacturing of Active Pharmaceutical Ingredient (API) for Use in Clinical Trial

ROCKVILLE, Md., Aug. 3, 2023 /PRNewswire/ — Shuttle Pharmaceuticals Holdings, Inc. (Nasdaq: SHPH), a discovery and development stage specialty pharmaceutical company focused on improving the outcomes of cancer patients treated with radiation therapy (RT), today announced that TCG GreenChem has successfully completed the initial manufacturing campaign for the active pharmaceutical ingredient (API) of Ropidoxuridine for use in the Company’s upcoming Phase II clinical trial in brain cancer patients undergoing radiation therapy.

“Shuttle has been working concomitantly with TCG GreenChem to manufacture API and University of Iowa Pharmaceuticals to develop the formulation and packaging of the drug product into capsules for clinical use. Today’s announcement of successfully completing the API manufacturing is an important step in the advancement Ropidoxuridine, our lead clinical sensitizer drug candidate, towards the commencement of our upcoming Phase II clinical trial in brain cancer patients undergoing radiation therapy,” commented Shuttle Pharma’s Chairman and CEO, Anatoly Dritschilo, M.D.

In addition, Shuttle’s recent request for a Type B pre-IND meeting with the FDA for guidance on the proposed Phase II clinical trial has been approved with a goal of receiving written responses from the FDA by September 18, 2023. With this, the Company believes it remains on track to commence its Phase II clinical study in the fourth quarter of 2023.

About Shuttle Pharmaceuticals

Founded in 2012 by faculty members of the Georgetown University Medical Center, Shuttle Pharmaceuticals is a discovery and development stage specialty pharmaceutical company focused on improving the outcomes for cancer patients treated with radiation therapy (RT). Our mission is to improve the lives of cancer patients by developing therapies that are designed to maximize the effectiveness of RT while limiting the side effects of radiation in cancer treatment. Although RT is a proven modality for treating cancers, by developing radiation sensitizers, we aim to increase cancer cure rates, prolong patient survival and improve quality of life when used as a primary treatment or in combination with surgery, chemotherapy and immunotherapy. For more information, please visit our website at www.shuttlepharma.com.

Safe Harbor Statement

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements concerning the development of our company. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including factors discussed in the “Risk Factors” section of Shuttle Pharma’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 15, 2023, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 25, 2023, as well other SEC filings. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, Shuttle Pharmaceuticals specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Shuttle Pharmaceuticals
Anatoly Dritschilo, M.D., CEO
240-403-4212
info@shuttlepharma.com

Investor Contacts
Lytham Partners, LLC
Robert Blum
602-889-9700
shph@lythampartners.com